EXHIBIT 21

                      Subsidiaries of Small Business Issue


                Name                       Jurisdiction of Incorporation

       Seabourne Ventures, Inc.                       Oregon

       ClipperNet Corporation                         Oregon

       Integrated Food Finance Corp.                  Oregon